Exhibit 10.1

ICC
4460 Park Avenue
New York, NY 10022
Tel: (212) 521-1780
Fax: (212) 521-1949
Internet Address: jlo@iccchem.com

ICC INDUSTRIES INC.
JOHN L. ORAM
PRESIDENT

December 21, 2001

Pharmaceutical Formulations, Inc.
460 Plainview Avenue
Edison, New Jersey 08818

Attention:           Mr. James Ingram, President

           Re:      Conversion of Preferred Shares and Indebtedness

Gentlemen:

By letter dated October 25, 2001, ICC Industries Inc. (“ICC”) and Pharmaceutical Formulations, Inc. (“PFI”) agreed that ICC will convert its 2,500,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock (the “Preferred Stock”) and unpaid dividends into 10,441,176 shares of common stock of PFI at a conversion price of $.34 per share of common stock. At that time we agreed that the conversion shall occur on the date of completion of the formalities required to increase PFI’s authorized capital (i.e. immediately following the filing of the appropriate Certificate of Amendment to PFI’s Certificate of Incorporation, after approval at PFI’s next annual meeting).

Such amendment was approved at the 2001 annual meeting held on November 28, 2001 and the certificate of amendment was filed with the Delaware Secretary of State on December 13, 2001. By this letter, we agree that such conversion shall occur on January 2, 2002.

The October 25th letter agreement also confirmed that ICC shall convert $15,000,000 of debt (the “Debt”) owed to ICC by PFI at the same price and on the same date as the conversion of the Preferred Stock, resulting in the issuance of an additional 44,117,647 shares of common stock to ICC. By this letter, we agree that such conversion shall occur upon execution of this letter agreement. This letter agreement incorporates the terms and conditions of the October 25th letter, copy attached.

ICC represents and warrants to and agrees with PFI as follows:

(a) In making its decision to exercise its right to convert the Preferred Stock and in agreeing to convert the Debt, ICC has relied upon independent investigations made by it and by its own professional advisors. ICC and its advisors have been given full access to information concerning PFI's business and future prospects, the opportunity to obtain information and to examine documents relating to PFI and to ask questions of, and to receive answers from, directors and officers of PFI concerning PFI and the terms and conditions of the investment in the shares of common stock to be issued upon conversion of the Preferred Stock and the Debt (the "Shares"), and to obtain any additional information, to the extent PFI possesses such information or could acquire it without unreasonable effort or expense, to verify the accuracy of any information previously furnished. All such questions have been answered to ICC's full satisfaction, and all information pertaining to such investment which ICC has requested has been made available to ICC.

(b) Neither PFI nor any of its officers, directors, affiliates or agents has made any representations or warranties to ICC concerning its investment in the Shares including, without limitation, any representations or warranties concerning the anticipated financial results of the operations of PFI.

(c) ICC has such knowledge and experience in financial and business matters that IT is and will be capable of evaluating the merits and risks of the prospective investment. ICC understands the business in which PFI is engaged. ICC has obtained sufficient information to evaluate the merits and risks of its investment in PFI and to make an informed investment decision with respect thereto. ICC has no need for liquidity of its investment in the Shares. ICC is able to bear the economic risk of its investment in the Shares and to hold the Shares for an indefinite period of time, and presently is and, based on existing conditions, will hereafter be able to afford a complete loss of such investment. ICC is aware that: (1) investment in the Shares involves a possible high degree of risk, lack of liquidity and substantial restrictions on transferability, (2) there is no market for the Shares and there is no assurance that a market will develop, and (3) no federal or state agency (including without limitation the Securities and Exchange Commission ("SEC") or any state securities commission) or agency of any other jurisdiction has passed upon, approved, made any recommendation or endorsement of, or made any finding or determination as to the merits or fairness of, an investment in the Shares.

(d) The Shares are being acquired by ICC solely for its own account, as principal, for investment and not for the interest of any other Person (as defined below) and not with a view to, with the present intention of, or in connection with, any resale or distribution of the Shares or any interest therein. ICC does not anticipate any particular event the occurrence or non-occurrence of which would change its intention as stated herein. ICC has no agreement or other arrangement with any individual, partnership, corporation, association, joint stock company, trust, estate, unincorporated association or government or governmental authority (any of the foregoing, a "Person") to sell, assign, pledge or otherwise transfer any of the Shares or which would guarantee ICC any profit or indemnify ICC against any loss with respect to the Shares, and ICC has no plans to enter into any such agreement or arrangement. ICC was not organized or created for the specific purpose of acquiring the Shares and has other investments or business activities or will make other investments or engage in other business activities.

(e) ICC understands and acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act") or under the laws of any jurisdiction, the Shares are being offered and sold under one or more exemptions provided by the Act, and PFI does not contemplate registering, and is under no obligation to so register, the Shares under the Act or under the laws of any jurisdiction and that the certificates for the Shares may have noted thereon a Securities Act and affiliate legend. ICC also understands that it must hold the Shares indefinitely unless they are subsequently registered under the Act or an exemption from such registration is then available and, therefore, ICC may be required to bear the economic risk of this investment for an indefinite period of time. ICC further understands that Rule 144 ("Rule 144") under the Act is not immediately applicable for any sales of the Shares, that any routine sales of the Shares made in reliance on Rule 144 (if it becomes applicable) can be made only in limited amounts in accordance with the terms and conditions of that Rule including holding period and volume limitations, and that, in the event Rule 144 is not applicable, compliance with the registration requirements or Regulation A under the Act would be required or facts must exist which otherwise provide the basis for an exemption from the registration requirements of the Act. (In the event of any sale by the ICC of any of the Shares pursuant to Rule 144, ICC shall furnish to PFI a copy of Form 144 filed by ICC with the SEC at the time such Form is filed.)

(f) ICC understands and agrees that PFI may take any action to preserve its ability to rely on one or more exemptions from the registration requirements of the Act in respect of the offer and sale of the Shares by it. ICC agrees specifically that PFI may take any action necessary to give effect to the restrictions on transfer of the Shares described in this agreement including, without limitation, requiring (1) a written representation and warranty from ICC, upon ICC's application to register a sale, assignment, pledge or other transfer of the Shares, that the sale, assignment, pledge or other transfer complies with the restrictions specified in this agreement, and (2) a written agreement from the Person to whom ICC desires to sell, assign, pledge or otherwise transfer the Shares that any sale, assignment, pledge or other transfer undertaken by such transferee will comply with the restrictions specified in this agreement and that such transferee will take all actions necessary to ensure that any subsequent sales, assignments, pledges or other transfers of Shares by it or its transferees will be undertaken in compliance with the restrictions specified in this agreement.

(g) ICC is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

Please acknowledge your agreement to the terms set forth above by so noting on the enclosed copy of this letter.

Very truly yours, ICC INDUSTRIES INC. /s/ John L. Oram John L. Oram

AGREED:

PHARMACEUTICAL FORMULATIONS, INC.

By: /s/ James C. Ingram
       James C. Ingram
       President

ICC
4460 Park Avenue
New York, NY 10022
Tel: (212) 521-1780
Fax: (212) 521-1949
Internet Address: jlo@iccchem.com

ICC INDUSTRIES INC.
JOHN L. ORAM
PRESIDENT

October 25, 2001

Pharmaceutical Formulations Inc.
460 Plainview Avenue
Edison, New Jersey 08818

Attention:           Mr. James Ingram, President

          Re:      Conversion of ICC's Preferred Shares and Rights Offering

Gentlemen:

In connection with ICC’s conversion of its 2,500,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, this will confirm that ICC and PFI have agreed that ICC will convert its preferred stock and unpaid dividends at a conversion price of $.34 per share of common stock (instead of the $.075 per share conversion price at which ICC is entitled to convert such shares). This means that 10,441,176 shares would be issued to ICC on such conversion, instead of the 47,333,333 shares that would have been issued at a $.075 conversion price.

The conversion shall occur on the date of completion of the formalities required to increase PFI’s authorized capital (i.e. immediately following the filing of the appropriate Certificate of Amendment to PFI’s Certificate of Incorporation, after approval at PFI’s next annual meeting).

This will also confirm that ICC and PFI have agreed that ICC shall convert $15,000,000 of debt owed to ICC by PFI at the same price and on the same date as the conversion of the preferred shares, resulting in the issuance of an additional 44,117,647 shares to ICC, for a total of 54,558,823 shares to be issued to ICC at that time.

After the above issuances of common stock, ICC would own 74,194,718 shares (or 87.40%) of the outstanding common shares.

This will also confirm the agreement between ICC and PFI that PFI may offer the minority shareholders the right to subscribe to a proportionate number of common shares, also at $.34 per share, in order that their interests will not be diluted.

If the shareholders do not approve an increase in the authorized capital of the Company at the next shareholders’ meeting, currently scheduled for November 28, 2001, the conversion rights under the preferred stock and accumulated dividends will revert to the original conversion rights as outlined in the Certificate of Designation, Preferences and Rights of Series A Cumulative Redeemable Convertible Preferred Stock of Pharmaceutical Formulations, Inc.; provided, however, that the conversion price shall never be lower than the then-par value of the Company’s common stock.

If no rights offering substantially as outlined in the proxy statement for the annual meeting takes place on or prior to December 31, 2002, the agreements between the Company and ICC as set forth in this letter with regard to offering stock to the minority shareholders will be null and void.

If the Company makes a rights offering on or prior to December 31, 2002 (and no other rights offering has been made after the date of this letter) and the price of shares that may be subscribed to by other shareholders with regard to conversion of the preferred stock and accrued dividends and the conversion of ICC debt is lower than $.34 per share, the conversions of preferred stock and debt noted above shall be revised such that ICC will receive for no additional consideration such number of additional shares at that price per share as it would have received had it converted its preferred shares and existing debt at that conversion price and the Company’s rights offering to the minority shareholders shall be based on such new number of shares being issued to ICC; provided, however, that no shares shall be issued to ICC or in any rights offering at a price less than the par value of such shares.

Very truly yours, ICC INDUSTRIES INC. /s/ John L. Oram John L. Oram

JLO:leb

AGREED:

PHARMACEUTICAL FORMULATIONS, INC.

By: /s/ James C. Ingram
       James C. Ingram
       President